Exhibit 4 - Form of Agreement and Plan of Reorganization

FORM OF
AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the "Agreement") is made as of _______________, 2016, and has been adopted by the Board of Trustees of Midas Series Trust (the "Trust"), a Delaware statutory trust, to provide for the reorganization of _______________________ (the "Acquired Fund") into Midas Fund (the "Acquiring Fund"), a series of the Trust.

This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The reorganization and liquidation will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund, the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, and the issuance of Acquiring Fund shares of beneficial interest to the shareholders of the Acquired Fund in an amount equal to the aggregate net asset value of the shares of the Acquired Fund, as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement (the "Reorganization").

I.  PLAN OF REORGANIZATION

1.            The Acquired Fund agrees to sell, assign, convey, transfer and deliver to the Acquiring Fund on the Exchange Date (as defined in Section II.4) all of its properties and assets existing at the Valuation Time (as defined in Section II.2(f)). In consideration therefor, the Acquiring Fund agrees, on the Exchange Date, to assume all of the liabilities of the Acquired Fund existing at the Valuation Time and deliver to the Acquired Fund a number of full and fractional shares of beneficial interest of the Acquiring Fund (the "Merger Shares") having an aggregate net asset value equal to the value of the assets of the Acquired Fund attributable to shares of the Acquired Fund transferred to the Acquiring Fund on such date less the value of the liabilities of the Acquired Fund attributable to shares of the Acquired Fund assumed by Acquiring Fund on such date.  Before the Exchange Date, the Acquired Fund will declare and pay to its shareholders a dividend and/or other distribution in an amount such that it will have distributed all of its net investment income and capital gains as described in Section II.5(c) hereof.

2.            Upon consummation of the transactions described in Section I.1 of this Agreement, the Acquired Fund will distribute, in complete liquidation to its shareholders of record as of the Exchange Date, the Merger Shares, each shareholder being entitled to receive that proportion of Merger Shares that the number of shares of beneficial interest of the Acquired Fund held by such shareholder bears to the number of shares of the Acquired Fund outstanding on such date.

II.  AGREEMENT

The Acquiring Fund and the Acquired Fund agree as follows:

1.            Reorganization.

(a)	Subject to the other terms and conditions contained herein (including the Acquired Fund's obligation to distribute to its shareholders all of its net investment income and capital gains as described in Section II.5(c) hereof), the Acquired Fund agrees to sell, assign, convey, transfer and deliver to the Acquiring Fund, and the Acquiring Fund agrees to acquire from the Acquired Fund, on the Exchange Date all of the investments and all of the cash and other properties and assets of the Acquired Fund, whether accrued or contingent, in exchange for that number of Merger Shares provided for in Section II.2 and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, whether accrued or contingent, existing at the Valuation Time. Pursuant to this Agreement, the Acquired Fund will, as soon as practicable after the Exchange Date, distribute all of the Merger Shares received by it to its shareholders in complete liquidation of the Acquired Fund.

(b)	The Acquired Fund agrees to pay or cause to be paid to the Acquiring Fund any interest, cash or such dividends, rights and other payments received by it on or after the Exchange Date with respect to the investments and other properties and assets of the Acquired Fund, whether accrued or contingent. Any such distribution will be deemed included in the assets transferred to the Acquiring Fund at the Exchange Date and will not be separately valued unless the securities in respect of which such distribution is made have gone "ex" before the Valuation Time, in which case any such distribution which remains unpaid at the Exchange Date will be included in the determination of the value of the assets of the Acquired Fund acquired by Acquiring Fund.

2.            Exchange of Shares; Valuation Time.  On the Exchange Date, the Acquiring Fund will deliver to the Acquired Fund a number of full and fractional Merger Shares having an aggregate net asset value equal to the value of the assets of the Acquired Fund attributable to the shares of the Acquired Fund transferred to the Acquiring Fund on that date less the value of the liabilities of the Acquired Fund attributable to the shares of the Acquired Fund assumed by the Acquiring Fund on that date, as determined as hereafter provided in this Section II.2.

(a)	The net asset value of the Merger Shares to be delivered to the Acquired Fund, the value of the assets attributable to the shares of the Acquired Fund and the value of the liabilities attributable to the shares of the Acquired Fund to be assumed by the Acquiring Fund will in each case be determined as of the Valuation Time.

(b)	The net asset value of the Merger Shares and the value of the assets and liabilities of the shares of the Acquired Fund will be determined by the Acquiring Fund, in cooperation with the Acquired Fund, pursuant to procedures customarily used by the Acquiring Fund in determining the value of the Acquiring Fund's assets and liabilities.

(c)	No adjustment will be made in the net asset value of the Acquired Fund or the Acquiring Fund to take into account differences in realized and unrealized gains and losses.

(d)	The Acquiring Fund will issue the Merger Shares in the names of the shareholders of the Acquired Fund, in accordance with instructions furnished by the Acquired Fund.

(e)	The Acquiring Fund will assume all liabilities of the Acquired Fund, whether accrued or contingent, in connection with the acquisition of assets of the Acquired Fund or otherwise.

(f)	The Valuation Time is the time at which the Acquired Fund calculates its net asset value, which is normally 3 p.m. Central Time, on April 22, 2016 or other time and date mutually agreed to by the parties (the "Valuation Time").

3.            Fees and Expenses.  All fees and expenses, including legal and accounting expenses, portfolio transfer taxes (if any) or other similar expenses incurred in connection with the consummation by the Acquired Fund and the Acquiring Fund of the transactions contemplated by this Agreement (together with the costs specified below, "Expenses") will be borne by the Acquired Fund and, as applicable, the Acquiring Fund, including the costs of liquidating such of the Acquired Fund's portfolio securities as the Acquiring Fund shall indicate it does not wish to acquire before the Exchange Date.  Expenses incurred prior to the Exchange Date will be borne by the Acquired Fund, and expenses incurred on and after the Exchange Date will be borne by the Acquiring Fund.  Notwithstanding the foregoing, such Expenses will in any event be paid by the party directly incurring such Expenses if and to the extent that the payment by the other party of such Expenses would result in the disqualification of the Acquiring Fund or the Acquired Fund, as the case may be, as a "regulated investment company" within the meaning of Section 851 of the Code.  Shareholders of the Acquired Fund or Acquiring Fund will pay their respective expenses, if any, incurred in connection with the reorganization contemplated under this Agreement.

4.            Exchange Date.  Delivery of the assets of the Acquired Fund to be transferred, assumption of the liabilities of the Acquired Fund to be assumed and the delivery of the Merger Shares to be issued will be made prior to 7:00 a.m. Central Time on the next full business day following the Valuation Time or other time and date mutually agreed to by the parties (referred to herein as the "Exchange Date").  Accordingly, the Exchange Date will be April 25, 2016 or other date mutually agreed to by the parties.

5.            Conditions to the Acquiring Fund's Obligations.  The obligations of the Acquiring Fund hereunder are subject to the following conditions:

(a)	That this Agreement is adopted and the transactions contemplated hereby are approved by the affirmative vote of at least a majority of the members of the Board of Trustees of the Trust (including a majority of those Trustees who are not "interested persons" of the Acquired Fund or the Acquiring Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")).

(b)	That the Acquiring Fund will have received an opinion of Godfrey & Kahn, S.C. dated the Exchange Date to the effect that, on the basis of the existing provisions of the Code, current administrative rules and court decisions, for federal income tax purposes: (i) the transfer of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund and the distribution to shareholders of the Acquired Fund of shares of the Acquiring Fund, as described herein, will constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered "a party to a reorganization" within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by the Acquired Fund upon (X) the transfer of its assets and liabilities to the Acquiring Fund in exchange solely for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any, and (Y) the distribution by the Acquired Fund to its shareholders of shares of the Acquiring Fund received as a result of the Reorganization; (iii) no gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and liabilities of the Acquired Fund in exchange solely for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any; (iv) the tax basis of the Acquiring Fund shares received by a shareholder of the Acquired Fund in the aggregate will be the same as the aggregate tax basis of the shareholder's Acquired Fund shares immediately prior to the Valuation Time; (v) the tax basis of the Acquiring Fund in the assets and liabilities of the Acquired Fund received pursuant to the Reorganization will be the same as the tax basis of the assets and liabilities in the hands of the Acquired Fund immediately before the Valuation Time; (vi) the tax holding period for the shares of the Acquiring Fund received by each Acquired Fund shareholder issued in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as capital assets; (vii) the tax holding period for the Acquiring Fund with respect to the assets and liabilities of the Acquired Fund received in the Reorganization will include the period for which such assets and liabilities were held by the Acquired Fund; (viii) the Acquired Fund's shareholders will not recognize gain or loss upon the exchange of their shares of the Acquired Fund for shares of the Acquiring Fund as part of the Reorganization; (ix) the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder; and (x) the tax year of the Acquired Fund will end on the Exchange Date.

(c)	That, before the Exchange Date, the Acquired Fund declares a dividend or dividends which, together with all previous such dividends, has the effect of distributing to the shareholders of the Acquired Fund (i) all of the excess of the Acquired Fund's investment income excludable from gross income under Section 103 of the Code over the Acquired Fund's deductions disallowed under Sections 265 and 171 of the Code, and all of the Acquired Fund's investment company taxable income (as defined in Section 852 of the Code and computed without regard to any deduction for dividends paid), in each case for the Acquired Fund's taxable year ending on or after January 1, 2016 and on or before the Exchange Date, and (ii) all of the Acquired Fund's net capital gain realized in the taxable year ending on or after January 1, 2016 exceeding any capital loss carryover's utilized from prior fiscal years and on or before the Exchange Date.

(d)	That the Acquired Fund's custodian has delivered to the Acquiring Fund a certificate identifying all of the assets of the Acquired Fund held by such custodian as of the Valuation Time.

(e)	That the Acquired Fund's transfer agent has provided to the Acquiring Fund (i) a certificate setting forth the number of shares of the Acquired Fund outstanding as of the Valuation Time, and (ii) the name and address of each holder of record of any such shares and the number of shares held of record by each such shareholder.

(f)	That the Acquired Fund will have executed and delivered to the Acquiring Fund an instrument of transfer dated as of the Exchange Date pursuant to which the Acquired Fund will assign, transfer and convey all of the assets and other property to the Acquiring Fund at the Valuation Time in connection with the transactions contemplated by this Agreement.

(g)	That a combination proxy/prospectus on Form N-14 (the "Registration Statement") will have become effective under the Securities Act of 1933, as amended (the "1933 Act"), and no stop orders suspending the effectiveness thereof shall have been issued, and to the best knowledge of the parties hereto, no investigation or proceeding for that purpose will have been instituted or pending, threatened or contemplated by the Securities and Exchange Commission (the "SEC") under the 1933 Act.

(h)	That all necessary orders of exemption under the 1940 Act with respect to the transactions contemplated by this Agreement shall have been granted by the SEC, and all approvals, registrations, and exemptions under federal and state securities laws considered to be necessary shall have been obtained.

6.            Conditions to the Acquired Fund's Obligations.  The obligations of the Acquired Fund hereunder are subject to the following conditions:

(a)	That this Agreement is adopted and the transactions contemplated hereby are approved by the affirmative vote of at least a majority of the members of the Board of Trustees of the Trust (including a majority of those Trustees who are not "interested persons" of the Acquired Fund or the Acquiring Fund, as defined in Section 2(a)(19) of the 1940 Act).

(b)	That the Acquired Fund will have received the same opinion referenced in Section II.5(b) hereof.

(c)	That the Acquiring Fund will have executed and delivered to the Acquired Fund an Assumption of Liabilities certificate dated as of the Exchange Date pursuant to which the Acquiring Fund will assume all of the liabilities of the Acquired Fund existing at the Valuation Time in connection with the transactions contemplated by this Agreement.

(d)	That the Registration Statement shall have been declared effective by the SEC and no stop orders under the 1933 Act pertaining thereto shall have been issued; all necessary orders of exemption under the 1940 Act with respect to the transactions contemplated by this Agreement shall have been granted by the SEC; and all approvals, registrations, and exemptions under federal and state securities laws considered to be necessary shall have been obtained.

7.            Termination.  This Agreement may be terminated and the Reorganization abandoned by resolution of the Board of Trustees of the Trust at any time prior to the Exchange Date if circumstances should develop that, in the opinion of the Board, make proceeding with the Reorganization inadvisable. In the event of any such termination, there shall be no liability for damages on the part of Acquiring Fund, Acquired Fund, the Trust or the Trust's Board of Trustees.

8.            Sole Agreement; Amendments.  This Agreement supersedes all previous correspondence and oral communications regarding the subject matter hereof, constitutes the only understanding with respect to such subject matter, may not be changed except upon authorization of the Board of Trustees of the Trust and will be construed in accordance with and governed by the laws of Delaware.

IN WITNESS WHEREOF, this Agreement and Plan of Reorganization has been signed by duly authorized officers of the Trust on behalf of the Acquiring Fund and the Acquired Fund as of the date first above written.

MIDAS SERIES TRUST,	MIDAS SERIES TRUST,
on behalf of _____________________	on behalf of Midas Fund

By:	By:
Name:	Name:
Title: President	Title: President